Exhibit 10.2.2

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2004 (the “Effective Date”), by and between Nextel Communications, Inc., a Delaware corporation (the “Company”), and Paul N. Saleh (the “Executive”).

WITNESSETH:

     WHEREAS, the Executive serves the Company as its Executive Vice President and Chief Financial Officer;

     WHEREAS, the Executive and the Company are parties to an employment letter agreement dated August 3, 2001 (the “Prior Employment Agreement”), and the Executive and the Company desire to enter into this new employment agreement which will supersede the Prior Employment Agreement;

     WHEREAS, the Executive and the Company are parties to a Nextel Confidentiality Agreement dated August 3, 2001 (the “Confidentiality Agreement”);

     WHEREAS, the Executive and the Company desire to enter into this employment agreement; and

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Employment.

(a) The Company will continue to employ the Executive and the Executive will continue to be employed by the Company upon the terms and conditions set forth herein.

(b) The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company’s Code of Corporate Conduct, confidential information and avoidance of conflicts, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Term. Subject to termination under Section 9, the Executive’s employment shall be for an initial term of thirty-six (36) months commencing on the Effective Date and shall continue through the third anniversary of the Effective Date (the “Employment Term”); provided, however, that at the end of the initial Employment Term and on each succeeding anniversary of the Effective Date, the Employment Term will be automatically extended by an additional twelve (12) months, unless not less than twelve (12) months prior to the end of the initial Employment Term or any such succeeding anniversary date either the Executive or the Company has given the other written notice of nonrenewal.

3. Position and Duties of the Executive.

(a) The Executive shall serve as an Executive Vice President and the Chief Financial Officer of the Company of the Company, and agrees to serve as an officer and/or agrees to be an employee of any Subsidiary as may be requested from time to time by the Board of Directors of the Company (the “Board”), any committee or person delegated by the Board or the Chief Executive Officer of the Company (the “Chief Executive Officer”). In such capacity, the Executive shall report directly to the Chief Executive Officer of the Company. The Executive shall perform such duties as may be delineated in the By-laws of the Company, and such other duties commensurate with the Executive’s title and position, as may be assigned to the Executive from time to time by the Chief Executive Officer or such other officer of the Company as may be designated by the Chief Executive Officer. For purposes of this Agreement, “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest.

(b) Throughout the Employment Term, the Executive shall, except as may from time to time be otherwise agreed in writing by the Company and during reasonable vacations as set forth in Section 7 hereof and authorized leave, devote his best efforts, full attention and energies during his normal working time to the business of the Company, any duties as may be delineated in the Company’s By-laws for the Executive’s position and title and such other related duties and responsibilities as may from time to time be reasonably prescribed by the Board, any committee or person delegated by the Board, or the Chief Executive Officer, in each case, within the framework of the Company’s policies and objectives.

(c) Throughout the Employment Term and provided that such activities do not contravene the provisions of Section 3(a) or Sections 10, 11, 12 and 13 hereof and provided further the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs and serve as a member of the governing board of any such organization or of up to three (3) private or public for profit companies, subject in each case to the prior approval of the Chief Executive Officer. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation by the amount of such fees.

4. Compensation.

(a) Base Salary. During the Employment Term the Company shall pay to the Executive a base salary of not less than his base salary as of the Effective Date (the “Base Salary”), payable at the times and in the manner consistent with the Company’s general policies regarding compensation of senior executive employees. The Base Salary will be reviewed not less than annually by the Chief Executive Officer and may be increased (but not decreased) in the Chief Executive Officer’s sole discretion. The Executive’s position shall be classified as pay grade EX4 or better (as adjusted for any changes to the Company’s system of classifying employees by salary grade level implemented subsequent to the Effective Date).

(b) Incentive Compensation.

(i) The Executive will continue to be eligible to participate in any short-term and long-term incentive compensation plans, annual bonus plans and such other management incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives, including, but not limited to, (i) the Nextel Communications, Inc. Long-Term Performance Plan effective January 1, 2004, or any successor plan, program, agreement or arrangement (the “LTPP”) and (ii) the Nextel Communications, Inc. Cash Compensation Deferral Plan, each as may be amended from time to time.

(ii) Annual Performance Bonus. During the Employment Term, the Executive shall be entitled to participate in an annual bonus plan (the “Bonus Plan”), with such opportunities as may be determined by the Chief Executive Officer (“Target Bonuses”); provided, however, that effective for the bonus year ending December 31, 2004, and thereafter during the Employment Term, the Executive will participate in the Bonus Plan at a minimum Target Bonus opportunity of 100% of his Base Salary and shall be entitled to receive full payment of any award under the Bonus Plan determined pursuant to such Bonus Plan (a “Bonus Award”).

(iii) Long-Term Performance Bonus. During the Employment Term, the Executive shall be entitled to participate in the LTPP with such opportunities, if any, as may be determined by the Chief Executive Officer (“LTPP Target Award Opportunities”).

(iv) Incentive bonuses, if earned, shall be paid when incentive compensation is customarily paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements.

(v) Pursuant to the Company’s applicable incentive or bonus plans as in effect from time to time, the Executive’s incentive compensation during the term of this Agreement may be determined according to criteria intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Equity Compensation. The Executive shall continue to be eligible to participate in such equity incentive compensation plans and programs as the Company generally provides to its senior executives, including, but not limited to, the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan (as amended and restated as of November 16, 2000), as may be further amended from time to time, (the “Incentive Equity Plan”).

(i) Options. During the Employment Term, the Compensation Committee of the Board (the “Compensation Committee”) may, in its sole discretion, grant stock options to the Executive, which would be subject to the terms of the respective option agreements evidencing such grants.

(ii) Deferred Shares. The Compensation Committee will award to the Executive 200,000 Deferred Shares (as such term is defined in the Incentive Equity Plan) of common stock of the Company, par value $.001 per share (“Common Stock”), (the “Deferred Shares Award”) in three (3) tranches as follows: 70,000 Deferred Shares as of the Effective Date (the “Tranche 1 Shares”), 65,000 Deferred Shares as of the date of a Compensation Committee meeting in February 2005 (the “Tranche 2 Shares”) and 65,000 Deferred Shares as of the date of a Compensation Committee meeting in February 2006 (the “Tranche 3 Shares”). Subject to the terms and conditions of the Deferred Shares Award agreement evidencing each such Tranche, the Deferred Shares Award shall vest and become nonforfeitable pursuant to the following schedule: one-third (1/3) of the Tranche 1 Shares shall vest and become nonforfeitable on each of the first three (3) anniversaries of the Effective Date, one-half (1/2) of the Tranche 2 Shares shall vest and become nonforfeitable on each of the second and third anniversaries of the Effective Date, and all of the Tranche 3 Shares shall vest and become nonforfeitable on the third anniversary of the Effective Date; provided, however, that in the event of a Change of Control (as defined in the Incentive Equity Plan) of the Company, to the extent not awarded, the remaining tranches of the Deferred Shares Award shall be awarded effective immediately prior to the Change of Control and any unvested portions of each tranche of the Deferred Shares Award shall immediately vest and become nonforfeitable upon the Change of Control.

5. Benefits.

(a) During the Employment Term, the Company shall make available to the Executive, subject to the terms and conditions of the applicable plans, participation for the Executive and his eligible dependents in (i) Company-sponsored group health, major medical, pension and profit sharing, 401(k) and employee welfare benefit plans, programs and arrangements (the “Employee Plans”) and such other usual and customary benefits in which senior executives of the Company participate from time to time, and (ii) such fringe benefits and perquisites as may be made available to senior executives of the Company as a group, including, but not limited to, long-term disability insurance, life insurance coverage and the Nextel Communications, Inc. Change of Control Retention Bonus and Severance Pay Plan, or any successor plan, program, agreement or arrangement (the “Change of Control Plan”).

(b) The Executive acknowledges that the Company may change its benefit programs from time to time which may result in certain benefit programs being amended or terminated for its senior executives generally.

6. Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the Company’s Travel and Expense Policy and any other of its expense policies applicable to senior executives of the Company, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies.

7. Vacation. In addition to such holidays, sick leave, personal leave and other paid leave as is allowed under the Company’s policies applicable to senior executives generally, the Executive shall be entitled to twenty (20) days of vacation per 12-month period and subject to the terms and conditions of the Company’s vacation policy applicable to senior executives. The duration of such vacations and the time or times when they shall be taken will be determined by the Executive in consultation with the Company.

8. Place of Performance. In connection with his employment by the Company, the Executive shall be based at the principal executive offices of the Company in the greater

Washington, D.C. area, except for travel reasonably required for Company business. If the Company relocates his place of work more than 30 miles, the Executive shall relocate to a residence within 30 miles of such relocated executive offices, subject, however, to reimbursement of the Executive’s relocation expenses in accordance with the Company’s relocation policy applicable to senior executives.

9. Termination.

(a) Termination by the Company for Cause or Resignation by the Executive Without Good Reason. If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause, as defined in Section 9(d), or if the Executive resigns from his employment hereunder without Good Reason, as defined in Section 9(f), the Executive shall not be eligible to receive Base Salary or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation except for the right to receive vested benefits under any Employee Plan in accordance with the terms of such Employee Plan.

(b) Termination by the Company Without Cause or Resignation by the Executive for Good Reason. If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment hereunder for Good Reason, conditioned upon the Executive delivering to the Company a release in a form reasonably satisfactory to the Company with all periods for revocation expired, notwithstanding any provision in the terms of any incentive compensation plan or agreement to the contrary, in full satisfaction of the Executive’s rights and any benefits the Executive might be entitled to under The Nextel Severance Benefits Plan, or any successor plan, program, agreement or arrangement, the Executive shall be entitled to:

(i) receive from the Company his Base Salary then in effect for the greater of the remainder of the Employment Term or twenty-four (24) months (the “Severance Period”), payable through periodic payments with the same frequency as the Company’s payroll schedule following the termination of the Executive’s employment;

(ii) continue participation in the Company’s health care, life and long-term disability plans, substantially on the same basis that the Executive participated in such health care, life and long-term disability plans prior to the termination of his employment for the Severance Period; provided, however, that benefits otherwise receivable by the Executive pursuant to this Section 9(b)(ii) shall be applied against the maximum period of continuation coverage provided under Section 4980B of the Code;

(iii) (A) receive full payment of the Bonus Award for the Company’s fiscal year during which his termination of employment occurs, (B) receive full payment of the Bonus Award for the next fiscal year following the fiscal year during which his termination of employment occurs and (C) receive payment of a pro rata portion of the Bonus Award for the second year following the fiscal year during which the Executive’s employment terminates (such pro rata formula shall be determined based on the number of months of service provided by the Executive during the fiscal year during which his termination of employment occurs), in each case at the greater of the annual Target Bonus or actual performance for such fiscal year in accordance with the then existing terms of such cash incentive compensation, which shall not be payable until the Compensation Committee has determined that any incentive targets have been achieved and the subsequent designated payout date has arrived;

(iv) receive either (A) a pro rata portion of any LTPP Target Award Opportunity to which he would otherwise be entitled for the LTPP performance period during which his termination of employment occurs (but not for any later years) if such termination occurs during the first year of the two-year LTPP performance period or (B) full payment of any LTPP Target Award Opportunity to which he would otherwise be entitled for the LTPP performance period during which his termination of employment occurs (but not for any later years) if such termination occurs during the second year of the two-year LTPP performance period, in each case, in accordance with the then existing terms of the LTPP, which shall not be payable until the Compensation Committee has determined that any incentive targets have been achieved and the subsequent designated payout date has arrived;

(v) accelerated vesting of any unvested deferred shares, restricted shares and stock options granted to the Executive which have not otherwise vested and any vested stock options shall remain outstanding and exercisable for twelve (12) months following the Executive’s termination of employment, and to the extent not awarded, the remaining tranches of the Deferred Shares Award shall be awarded effective immediately prior to the termination of the Executive’s employment and any unvested portions of each tranche of the Deferred Shares Award shall immediately vest and become nonforfeitable; and

(vi) receive outplacement services by a firm selected by the Company at its expense in an amount not to exceed the lesser of $50,000 or 10% of the Executive’s Base Salary.

     Notwithstanding the foregoing, if the Executive terminates his employment for Good Reason due to the relocation of the Executive’s principal place of work, as set forth in Section 9(f)(iii), in lieu of payments and benefits set forth under Section 9(b)(i), (ii), (iii), (iv), (v) and (vi), the Executive shall be entitled to receive (A) the compensation and benefits provided under Sections 9(b)(i), (ii) and (iii) for a maximum period of twelve (12) months and under Section 9(b)(v), as provided in such provision and (B) a pro rata portion of the Executive’s LTPP Target Award Opportunity, if any, for the Company’s fiscal year during which the Executive’s termination occurs (but not for any later years) payable in accordance with the then existing terms of such cash incentive compensation, which shall not be payable until the Compensation Committee has determined that any incentive targets have been achieved and the subsequent designated payout has arrived.

(c) Termination by Death or Disability. If the Executive dies or becomes Disabled, as defined in Section 9(e), prior to the expiration of the Employment Term, the Executive’s employment will terminate and the Executive, or in the case of death, the Executive’s beneficiary, or if none, the Executive’s estate, shall be entitled to:

(i) in the case of Disability, receive an amount equal to twelve (12) months Base Salary payable through periodic payments with the same frequency as the

Company’s payroll schedule or in the event of the Executive’s death, receive an amount equal to twelve (12) months Base Salary following termination due to the Executive’s death;

(ii) in the case of Disability, continue participation in any health care and life plans for a period of twelve (12) months or in the event of the Executive’s death, receive any health care benefits under the terms of the Employee Plans; and

(iii) receive a pro rata portion of the Executive’s Bonus Award and LTPP Target Award Opportunity, if any, for the Company’s fiscal year during which the Executive’s death or Disability occurs (but not for any later years) payable in accordance with the then existing terms of such cash incentive compensation, which shall not be payable until the Compensation Committee has determined that any incentive targets have been achieved and the subsequent designated payout has arrived; and

(iv) accelerated vesting of any unvested deferred shares, restricted shares and stock options and exercise of any unexercised vested stock options for a period of twelve (12) months following termination due to the Executive’s death or Disability, and to the extent not awarded, the remaining tranches of the Deferred Shares Award shall be awarded effective immediately prior to the termination of the Executive’s employment and any unvested portions of each tranche of the Deferred Shares Award shall immediately vest and become nonforfeitable;

provided, however, if the Executive also becomes entitled to receive benefits under a long-term disability plan (“LTD Plan”) now or hereafter paid for by the Company, then the Executive’s disability benefits under Section 9(c)(i) (calculated on a monthly basis) shall be reduced by the amount of the benefits paid under such LTD Plan.

(d) Cause. For purposes of this Agreement, “Cause” shall mean:

(i) any act or omission constituting a material breach by the Executive of any provisions of this Agreement or the willful failure by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by the Company that identifies the manner in which the Company believes the Executive has not performed his duties, if, within thirty (30) days of such demand, the Executive fails to cure any such failure capable of being cured;

(ii) any intentional act or misconduct materially injurious to the Company or any Subsidiary, financial or otherwise, or the misappropriation, fraud, embezzlement or conversion by the Executive of the Company’s or any of its Subsidiary’s property in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(iii) the conviction or plea of no contest of the Executive for any felony or the indictment of the Executive for any felony involving fraud, moral turpitude, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(iv) the commission of any intentional or knowing violation of any antifraud provision of the federal or state securities laws or the Board reasonably believes that the Executive has committed any of the acts referred to in this Section 9(d)(iv);

(v) there is a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the Executive committed any willful misconduct or criminal activity (excluding traffic violations or other minor offenses) which commission is materially inimical to the interests of the Company or any Subsidiary, whether for his personal benefit or in connection with his duties for the Company or any Subsidiary;

(vi) current alcohol or prescription drug abuse affecting work performance;

(vii) current illegal use of drugs; or

(viii) violation of the Company’s Code of Corporate Conduct.

     For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(e) Disability. For purposes of this Agreement, “Disability” or “Disabled” shall mean:

(i) the Executive’s incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis for at least six (6) months in any 12-month period as determined by the Board in its reasonable discretion, and within thirty (30) days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; or

(ii) the Executive becomes eligible to receive benefits under the Company’s LTD Plan;

provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive. The costs of such qualified medical doctor shall be paid for by the Company.

(f) Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the Company’s material breach of this Agreement (after failure to cure in thirty (30) days);

(ii) a reduction in the Executive’s Base Salary or Target Bonus opportunity, as set forth in Section 4(b)(ii) (that is not in either case agreed to by the Executive) as compared to the corresponding circumstances in place on the Effective Date; or

(iii) relocation of the Executive’s principal place of work more than thirty (30) miles without the Executive’s consent.

(g) No Mitigation Obligation. The Executive will not be required to mitigate the amount of any payment made pursuant to Section 9 of this Agreement by seeking other employment or otherwise. Except as otherwise provided by applicable law, the Executive’s coverage under the Company’s welfare benefit plans will terminate when the Executive becomes eligible for coverage under any employee benefit plan made available by another employer and covering the same type of benefits. The Executive shall notify the Company within thirty (30) days after becoming eligible for coverage of any such benefits.

(h) Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder shall be forfeited to the extent of any amounts payable after any breach of Section 10, 11, 12, 13 or 15 by the Executive.

10. Confidential Information; Statements to Third Parties.

(a) During the Employment Term and on a permanent basis upon and following termination of the Executive’s employment, the Executive acknowledges that:

(i) all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) or maintained in the mind or memory of the Executive and whether compiled or created by the Company, any of its Subsidiaries or any affiliates of the Company or its Subsidiaries (collectively, the “Company Group”), which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, of a proprietary, private, secret or confidential nature concerning the Company Group’s business, business relationships or financial affairs (collectively, “Proprietary Information”) shall be the exclusive property of the Company Group, and by way of illustration, but not limitation, shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trade marks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers of the Company Group; and

(ii) the Proprietary Information of the Company Group gained by the Executive during the Executive’s association with the Company Group was or will be developed by and/or for the Company Group through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company Group and that reasonable efforts have been put forth by the Company Group to maintain the secrecy of its Proprietary Information, that such Proprietary Information is and will remain the sole property of the Company Group, and that any retention or use by the Executive of Proprietary Information after the termination of the

Executive’s services for the Company Group will constitute a misappropriation of the Company Group’s Proprietary Information.

(b) The Executive further acknowledges and agrees that he will take all affirmative steps reasonably necessary or required by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company.

(c) The Executive further agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing or constituting Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, regardless of medium, shall be and are the exclusive property of the Company to be used by him only in the performance of his duties for the Company. All such materials or copies thereof and all tangible things and other property of the Company Group in the Executive’s custody or possession shall be delivered to the Company (to the extent the Executive has not already returned) in good condition, on or before five (5) business days subsequent to the earlier of: (i) a request by the Company or (ii) the Executive’s termination of employment for any reason or Cause, including for nonrenewal of this Agreement, Disability, termination by the Company or termination by the Executive. After such delivery, the Executive shall not retain any such materials or portions or copies thereof or any such tangible things and other property and shall execute any statements or affirmations of compliance under oath that the Company may require.

(d) The Executive further agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 10(a), 10(b) and 10(c) above, and his obligation to return materials and tangible property, set forth in Section 10(c) above, also extends to such types of information, materials and tangible property of customers of the Company Group, consultants for the Company Group, suppliers to the Company Group, or other third parties who may have disclosed or entrusted the same to the Company Group or to the Executive.

(e) The Executive further acknowledges and agrees that he will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Proprietary Information of the Company Group without limitation as to when or how the Executive may have acquired such Proprietary Information and that he will not disclose any Proprietary Information to any person or entity other than appropriate employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval of the Board, either during or after his employment with the Company.

(f) Further the Executive acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary Information of the Company Group has become, through no fault of the Executive, generally known to the public. In the event that the Executive is required by law, regulation, or court order to disclose any of the Company Group’s Proprietary Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. The Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that is legally required, and the Executive will exercise all legal efforts to obtain reliable assurances that confidential treatment will be accorded the Proprietary Information.

(g) The Executive’s obligations under this Section 10 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under the Company’s policies, general legal or equitable principles or statutes and which will remain in full force and effect following the termination of the Executive’s employment.

(h) During the Employment Term and following his termination of employment:

(i) the Executive shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Company Group or commenting on the character or business reputation of the Company Group. The Executive further hereby agrees that, without the prior written consent of the Board, unless otherwise required by law, the Executive shall not (A) publicly comment in a manner adverse to the Company Group concerning the status, plans or prospects of the business of the Company Group or (B) publicly comment in a manner adverse to the Company Group concerning the status, plans or prospects of any existing, threatened or potential claims or litigation involving the Company Group; and

(ii) the Company shall comply with its policies regarding public statements with respect to the Executive;

provided, however, that nothing herein shall be interpreted to preclude honest and good faith reporting by the Executive to appropriate Company or legal enforcement authorities.

(i) The Executive acknowledges and agrees that a violation of the foregoing provisions of this Section 10 that results in material detriment to the Company Group would cause irreparable harm to the Company Group, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 9(h), and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

11. Non-Competition. In consideration of the Company entering into this Agreement, and in particular, the awards of Deferred Shares under Section 4(c)(ii), for a period commencing on the Effective Date and for a period ending twenty-four (24) months after the Executive’s termination of employment for any reason or Cause, including for nonrenewal of this Agreement, Disability, termination by the Company or termination by the Executive:

(a) the Executive hereby covenants and agrees that he shall not, directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following, engage or be interested in (whether as owner, stockholder, investor, partner, lender, consultant, employee, agent, director or otherwise) in any business, activity or enterprise which is then competing with or planning to compete with the business of any division or operation of the Company Group within any United States territory or state in which the Company Group is conducting the business of providing wireless local area network (e.g., “802.11” or “Wi-Fi” wireless services) or any other business authorized by the Federal Communications Commission (“FCC”) to provide “commercial mobile radio service” as that term is defined by the FCC (47 C.F.R. § 20.3), (the “Territory”), provided, however, that the Executive’s ownership of less than one percent (1%) of any class of stock in a publicly traded corporation shall not be deemed a breach of this Section 11; and;

(b) the Executive acknowledges that due to his unique and special contributions to the Company Group in his position as specified in Section 3, he will be privy to and/or responsible for Proprietary Information generated by the Company Group, so that his employment in any capacity for a competing business will create an unreasonable and real risk of disclosure, inevitable or otherwise, of Proprietary Information. The Executive further acknowledges that due to his talents, skills and experience, the restrictions contained herein are reasonable and will not deprive him of his ability to obtain commensurate employment or work in a non-competing business activity or enterprise, and will not impose an undue hardship on him.

12. Non-Solicitation. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and for a period ending twenty-four (24) months after the Executive’s termination of employment for any reason or Cause, including for nonrenewal of this Agreement, Disability, termination by the Company or termination by the Executive, the Executive hereby covenants and agrees that he shall not, directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following:

(a) hire or employ or assist in hiring or employing any person who has been an employee, representative or agent of any member of the Company Group at any time during the Executive’s employment or solicit, aid, induce or attempt to solicit, aid, induce or persuade, directly or indirectly, such person to leave his or his employment with any member of the Company Group to accept employment with any other person or entity;

(b) directly or indirectly induce any person who is an employee, officer or agent of the Company Group, or any of its affiliated, related or subsidiary entities to terminate such relationship; or

(c) solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the one hundred and eighty (180) day period prior to termination of the Executive’s employment, within the Territory for purposes of business which is competitive to the Company Group.

(d) For purposes of this Section 12, the term “solicit or persuade” includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his or her employment, and (iii) referring employees of the Company Group to personnel or agents employed by competitors, suppliers or customers of the Company Group.

13. Developments.

(a) The Executive acknowledges and agrees that he will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, mask works, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company’s business and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company’s business and are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

(b) The Executive further agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right. However, this Section 13(b) shall not apply to Developments that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company’s business, or actual or demonstrably anticipated research or development. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state or country which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 13(b) shall be interpreted not to apply to any invention which a court rules or the Company agrees falls within such classes.

(c) The Executive further agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments; provided, however, that the Executive shall not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation. The Executive will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all things that the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Development.

(d) The Executive further acknowledges and agrees that if the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the Executive’s agent and attorney-in-fact, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on the Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

14. Remedies. The Executive and the Company agree that the covenants contained in Sections 10, 11, 12 and 13 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under Sections 10, 11, 12 and 13 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 14 or in any way affecting the right of the Company to seek equitable remedies hereunder, in the event that the Executive breaches any of the provisions of Sections 10, 11, 12 or 13 or engages in any activity that would constitute a breach save for the Executive’s action being in a state where any of the provisions of Sections 10, 11, 12, 13 or this Section 14 is not enforceable as a matter of law, then the Company’s obligation to pay any remaining severance compensation and benefits that has not already been paid to Executive pursuant to Section 9 shall be terminated and within ten (10) days of notice of such termination of payment, the Executive shall return all severance compensation and the value of such benefits, including the value of the Deferred Shares Award, or profits derived or received from such benefits.

15. Continued Availability and Cooperation.

(a) In the event of termination of the Executive’s employment, the Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company. This cooperation by the Executive will include, but not be limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b) The Executive will be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment. The Executive shall not unreasonably withhold the Executive’s availability for such cooperation, consultation and advice.

16. Dispute Resolution.

(a) Any dispute between the parties under this Agreement will be resolved (except as provided below) through informal arbitration by a single arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes conducted in Fairfax County, Virginia. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 23 and only in the event the Company has not brought an action in a court of competent jurisdiction to enforce the covenants in Sections 10, 11, 12 or 13. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination. The expenses of arbitration will be borne equally by the Company and the Executive or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that the Executive’s share of such expenses will not exceed the maximum permitted by law. Any arbitration or action pursuant to this Section 16 will be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia and, where applicable, federal law, without giving effect to the principles of conflict of laws of such Commonwealth.

(b) Notwithstanding Section 16(a), the Company will not be required to seek or participate in arbitration regarding any actual or threatened breach of the Executive’s covenants in Sections 10, 11, 12 or 13, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in Fairfax County, Virginia, or in the sole discretion of the Company, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

17. Other Agreements. The provisions of this Agreement supersede the provisions of the Prior Employment Agreement and the Confidentiality Agreement. No agreements other than the agreements evidencing any grants of stock options, deferred shares and restricted shares or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. To the extent there is a Change of Control (as defined in the Change of Control Plan) of the Company, severance compensation and benefits payable under this Agreement upon a termination of the Executive’s employment will be reduced dollar for dollar (but not below zero) by any severance compensation and benefits payable under the Change of Control Plan, it being the intent that the Executive receive the greatest of the compensation and benefits provided under the Change of Control Plan or this Agreement. Notwithstanding the foregoing, to the extent there is a Change of Control (as defined in the Change of Control Plan), for the purpose of reducing the severance compensation and benefits payable under this Agreement, severance compensation and benefits payable under the Plan shall not include any Retention Bonus (as defined in the Change of Control Plan) paid or payable to the Executive pursuant to the terms of the Change of Control Plan.

18. Indemnification. The Company shall, to the fullest extent to which it is empowered to do so by the General Corporation Law of Delaware, or any other applicable laws, as from time to time in effect, and in the manner therein provided, indemnify and hold harmless the Executive, through the duration of the Employment Term and all statutory periods during which any such claim may be brought or asserted, from and against any actual, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, to which the Executive is or is threatened to be made a party by reason of the fact that he is or was a director, officer, employee or agent of the Company. The Executive will be further covered by the indemnification and limitations on liability of officers and directors provided under the Company’s Certificate of Incorporation and By-laws and any separate agreement between the Company and the Executive and/or any officers and directors indemnification insurance policy now or hereafter paid for by the Company.

19. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

20. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company, except that the Company may assign and transfer this Agreement and delegate its duties thereunder to a wholly owned Subsidiary.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 20(a) and 20(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 20(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

21. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Senior Vice President and General Counsel of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

22. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, without giving effect to the principles of conflict of laws of such Commonwealth.

23. Validity/Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

24. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 10, 11, 12, 13, 14, 15, 16 and 18 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

25. Representations.

(a) The Executive hereby represents that he is not subject to any restriction of any nature whatsoever on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer, any covenant not to disclose or use any non-public information acquired during the course of any former employment or any covenant not to solicit any customer of any former employer.

(b) The Executive hereby represents that, except as he has disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(c) The Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with another party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data the Executive acquired in confidence or in trust prior to his employment with the Company, and that he will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

26. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

28. Headings. Unless otherwise noted, the headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Timothy M. Donahue

Timothy M. Donahue
President and Chief Executive Officer

/s/ Paul N. Saleh

Paul N. Saleh